EXHIBIT 99

CONTACT FOR AAMES FINANCIAL CORP:
David Sklar
Aames Financial Corporation
(213) 210-5311

Jeffrey Lloyd/Steve Hawkins
Sitrick And Company
(310) 788-2850


Aames Announces Completion of Actions
To Strengthen Liquidity & Cash Flow

   INNOVATIVE STRUCTURE TO MONETIZE SERVICING RECEIVABLES AND REDUCE FUTURE SERVICING ADVANCES ON LOANS IN SERVICING PORTFOLIO PROVIDES APPROXIMATELY $50
                                     MILLION

      LOS ANGELES, CA, JULY 1, 1999 -- AAMES FINANCIAL CORPORATION (NYSE:AAM), a leader in subprime home equity lending, today announced the successful completion of actions to improve its liquidity and cash flow position, and strengthen its capital base.

      The Company finalized a new structure in June to monetize its servicing receivable, as well as substantially reduce the burden of making future servicing advances on the loans in the Company's servicing portfolio. In connection with this structure, the Company received approximately $50 million for certain of the advances carried on its books. Additionally, the Company received the necessary approvals of the rating agencies, the trustee and the monoline insurers on the Company's securitization trusts to engage a third party to make a significant portion of future servicing advances on those pools, as part of the new servicing advance structure.

      Aames also announced that it signed a new forward loan sale commitment with a highly-rated counterparty for up to $1.5 billion in production through May 2000. The forward agreement will provide a substantial source of liquidity for the Company's projected loan production.

      Aames announced that it is planning on completing its first 1999 securitization in the next quarter. In the June quarter, the Company decided to delay a securitization offering because of volatile conditions in credit markets caused by interest rate uncertainty and excess supply in the


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asset-backed security market. In anticipation of the upcoming securitization, the Company will carry over a larger loan inventory position into next quarter. David Sklar, Aames' chief financial officer, noted, "We decided that it was better from a shareholder value perspective to await improved market conditions. As a result, we will report a net loss for the June quarter."

      To further bolster its capital base, the Company expects to raise $25 million in new equity from the rights offering, underwritten with a standby commitment from the Company's largest shareholder, Capital Z Financial Services Fund II. Capital Z's commitment is subject to receipt of shareholder approval of an increase in the Company's common stock and preferred stock and a 1,000 to 1 stock split of the outstanding preferred stock held by Capital Z and certain of its designated purchasers. The Company expects to hold its shareholders' meeting in August. Because of administrative delays involving the preparation of documents and filings, Aames currently expects the offering to occur in August or September. Capital Z has amended its agreement with the Company to provide that the rights offering must occur prior to September 30, 1999 rather than June 30, 1999. Under the original agreement with Capital Z, if the recapitalization had not occurred prior to June 30, the dividend rate on the preferred stock previously issued to Capital Z would have increased from 6.5% to 15% and a warrant issued to a Capital Z affiliate to purchase up to 3 million shares of the Company's common stock would have become exercisable. The Company said that each of its warehouse lenders has agreed to amendments to avoid defaults due to the delay in the rights offering and expected financial results for the June 30, 1999 quarter.

      Mani Sadeghi, Aames' chief executive officer, stated, "These actions will position Aames for a return to growth and profitability by improving our liquidity and cash flow position. The servicing advance funding structure is an innovative way to improve current and future cash flow and reduce mid-month volatility. The new forward contract provides a significant degree of liquidity and flexibility for large portions of Aames' future production, and we are prepared to execute our new core funding strategy of 50% securitization beginning next quarter. We are already seeing stronger results from our origination and servicing operations as we ramp up our business. Finally, the support from our largest shareholders and lenders gives us confidence that we will have the needed capital to grow our business and clearly position Aames as a prudent, profitable, and innovative leader in the home equity market."


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      Aames Financial Corporation is a leading home equity lender, and currently operates 101 retail Aames Home Loan offices serving 32 states, including the District of Columbia. Its broker division operates 44 branches serving 46 states, including the District of Columbia.

      From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.

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